EXHIBIT 99.1

Zoom Telephonics Reports Results For Q3 2011

Boston, MA, November 1st, 2011 –Zoom Telephonics, Inc. (OTCBB: ZMTP), a leading producer of modems and other communication products, today released financial information for the third quarter ended September 30, 2011.   Zoom reported a $264 thousand operating loss for Q3 2011 with net sales of $3.0 million, off from the $281 thousand operating profit for Q3 2010 with net sales of $4.2 million.  Zoom’s results in Q3 2011 were hurt by a decline in dial-up modem revenues from Q3 2010 of $950 thousand and by Zoom’s inability to fully meet demand for its cable modems and cable modem/routers.

Gross profit was $0.8 million or 24.9% of net sales in Q3 2011, down from gross profit of $1.4 million or 33.0% of net sales in Q3 2010.  The gross profit decrease was primarily due to lower sales in Q3 2011, resulting in higher margin impact from fixed production costs.

Operating expenses were $1.0 million or 33.6% of net sales in Q3 2011, down from $1.1 million or 26.4% of net sales in Q3 2010.  The reduction in operating expenses was primarily due to lower personnel costs.

Zoom’s net sales of $9.0 million for the first 3 quarters of 2011 were down 11.7% from net sales of $10.2 million for the first 3 quarters of 2010. Zoom’s net loss was $0.9 million for the first 3 quarters of 2011 compared to a net loss of $0.2 million for the first 3 quarters of 2010.

Zoom's cash balance on September 30, 2011 was $0.8 million, down from $1.0 million on December 31, 2010.  The decrease in cash was primarily due to a $0.9 million loss, partially offset by a $0.1 million decrease in net accounts receivable, a $0.2 million decrease in inventory, a $0.2 million increase in accounts payable, and $0.1 million incurred in stock-based compensation expense.  Zoom's current ratio was 3.2 on September 30, 2011.  Zoom has no long-term debt.

 “We were disappointed by Zoom’s revenues and loss in Q3 2011, but we are encouraged by our cable modem momentum and new product development,” said Frank Manning, Zoom’s President and CEO.  “During the quarter we were unable to meet the demand for our DOCSIS 3.0 cable modems and wireless-N cable modem/routers, and we believe this cost us about $0.5 million in lost revenues during the quarter.  We ended Q3 2011 with an improved ability to meet cable modem demand.   Zoom’s two main DOCSIS 3.0 products are now certified for Comcast’s highest speed tier, Extreme 105.  We also expect to ship our wireless-N ADSL modem/router in Q4 2011, and expect there to be good demand for that product.  Within the next few weeks we are planning to begin nationwide shipments of two Zoom products to a major U.S. retailer, an important new partner for Zoom.   Looking into 2012, we are excited about our planned introduction of a line of wireless sensors and controls that communicate through the Internet or text messages to smartphones, tablets, and computers.  We also have a rights offering to our shareholders that’s scheduled to end Monday, November 7.  We look forward to discussing all of this in more detail during our conference call tomorrow.”

Zoom’s conference call is scheduled for Wednesday, November 2 at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958.  The conference ID is 24557295.  The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoomtel.com/Q3, and to other financial and investor-oriented websites.  Shortly after the conference call, a recording of the call will be available at www.zoomtel.com/Q3 .  For additional information, please contact Investor Relations, Zoom Telephonics, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoomtel.com , or visit Zoom’s website at www.zoomtel.com .

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com .

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Forward-Looking Statements

This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions, including statements relating to Zoom’s new products and rights offering.  Actual results may be materially different from expectations as a result of known and unknown risks, including: the need for additional funding which Zoom may be unable to obtain; Zoom’s ability to continue as a going concern; declining demand for certain of Zoom’s products; Zoom’s reliance on a limited number of customers for sale of its products; fluctuations in the foreign currency exchange rate in relation to the U.S. dollar; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping capabilities in Mexico; Zoom’s reliance on an outsourcing partner to conduct production operations in Mexico; Zoom’s dependence on key employees; the uncertainty of future demand from any specific customer or for all of Zoom’s customers as a group; the uncertainty of the regulatory environment for Zoom’s products; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Zoom’s dependence on one or a limited number of suppliers for certain key components; rapid technological change; competition; factors affecting Zoom’s liquidity; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TELEPHONICS, INC.

Condensed Balance Sheets
In thousands
(Unaudited)

	09/30/11	12/31/10

ASSETS

Current assets:

Cash	$798	$1,010
Marketable securities	122	329
Accounts receivable, net	1,009	1,079
Receivables, other	150	166
Inventories	2,465	2,714
Prepaid expenses and other	202	173

Total current assets	4,746	5,471

Property and equipment, net	25	43

Total assets	$4,771	$5,514

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,139	$911
Accrued expenses	363	346

Total current liabilities	1,502	1,257

Total liabilities	1,502	1,257

Stockholders’ equity:

Common stock and additional paid-in capital	33,541	33,443
Accumulated other comprehensive income (loss)	172	382
Retained earnings (accumulated deficit)	(30,444)	(29,568)

Total stockholders’ equity	3,269	4,257

Total liabilities & stockholders’ equity	$4,771	$5,514

ZOOM TELEPHONICS, INC.

Condensed Statements of Operations
In thousands, except for per share data
(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/11	9/30/10	9/30/11	9/30/10

Net sales	$3,047	$4,218	$9,021	$10,212
Cost of goods sold	2,288	2,825	6,705	7,156

Gross profit	759	1,393	2,316	3,056

Operating expenses:
Selling	477	540	1,596	1,488
General and administrative	310	318	917	956
Research and development	236	254	747	853
Total operating expenses	1,023	1,112	3,260	3,297

Operating profit (loss)	(264)	281	(944)	(241)

Other income (expense), net	(1)	(2)	70	60

Income (loss) before income taxes	(265)	279	(874)	(181)

Income tax expense (benefit)	—	—	1	—

Net income (loss)	$(265)	$279	$(875)	$(181)

Earnings (loss) per share:

Basic Earnings (loss) per share	$(0.05)	$0.14	$(0.16)	$(0.09)
Diluted Earnings (loss) per share	$(0.05)	$0.14	$(0.16)	$(0.09)

Weighted average number of shares outstanding:

Basic	5,451	1,981	5,451	1,981
Diluted	5,451	1,984	5,451	1,981

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